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                                                                    EXHIBIT 99-2

                                                             CONTACT: Sam Duggan
                                                    Director, Investor Relations
                                                                  (314) 279-5920

                                                   Michele Katz/Connie Bienfait/
                                                                  Elric Martinez
                                                         Morgen-Walke Associates
                                                                Press: Lee Foley
                                                                  (212) 850-5600


            MEMC RECEIVES AN ADDITIONAL $100 MILLION CREDIT FACILITY
                    AND EXTENDS OUTSTANDING DEBT WITH VEBA AG


St. Peters, MO, October 1, 1998 -- MEMC Electronic  Materials,  Inc. (NYSE: WFR)
today announced that the Company has received an additional three-year $100 million credit facility from VEBA AG. In addition, all outstanding debt with VEBA AG and its affiliates maturing prior to January 1, 2001 will be extended to 2001.

As part of this agreement, MEMC has agreed to increases in the interest rates payable on the Company's outstanding debt with VEBA AG and its affiliates. These higher rates, which are in part attributable to extended terms, will result in an increase in interest expense of approximately $15 million per year based upon $680 million of debt outstanding with VEBA AG and its affiliates as of September 30, 1998. Additionally, all outstanding debt with VEBA AG and its affiliates maturing between today and 2001 will be extended at maturity and repriced based upon then-current interest rates. MEMC intends to use the additional credit facilities for general corporate purposes.

MEMC is 53.0% owned by VEBA AG through its U.S. subsidiary VEBA Corporation. VEBA AG is headquartered in Dusseldorf, Germany and is a leader in the fields of electricity, chemicals, oil, distribution, logistics, real estate management, silicon wafers and telecommunications. With approximately $46 billion in sales and 450,000 shareholders worldwide, VEBA AG is one of Germany's largest industrial companies according to market capitalization and one of Europe's largest publicly held companies.

MEMC is the second largest producer of silicon wafers in the world. The silicon wafer is the fundamental building block of semiconductors, which, in turn, are found in every type of microelectronics application, including computer systems, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems. Headquartered in St. Peters, MO, MEMC operates manufacturing facilities directly or through joint ventures in Italy, Japan, Malaysia, South Korea, Taiwan and the United States. To learn more about MEMC visit its web site at www.memc.com

The matter discussed in this news release regarding an increase in interest expense on existing debt outstanding is a forward-looking statement. Such a statement involves certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statement. Potential risks and uncertainties include such factors as changes in interest rates which will affect the interest rates payable by the Company and other risks described in the Company's filings with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 1997. This forward-looking statement represents the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update this forward-looking statement.


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